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                                                                       EXHIBIT A
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                 OPINION OF MORGAN STANLEY & CO. INCORPORATED



                                                  April 25, 1996


Board of Directors
IntelCom Group Inc.
c/o IntelCom Group (U.S.A.), Inc.
9605 East Maroon Circle
Englewood, Colorado 80112

Dear Members of the Board:

We understand that IntelCom Group Inc. ("IntelCom") is proposing to implement a plan of arrangement (the "Arrangement") under the Canada Business Corporations Act, substantially in the form attached to and described in the Proxy
Statement - Prospectus to be filed with the Securities and Exchange Commission on April 29, 1996 (the "Proxy Statement - Prospectus"), which will result in the restructuring of IntelCom as a publicly traded United States domiciled corporation. Pursuant to the Arrangement, holders of common shares, no par value, of IntelCom (the "IntelCom Shares"), other than shares as to which dissenters' rights have been perfected, will each have the right to (i) exchange each IntelCom Share for one share of common stock, par value $.01 per share, of ICG Communications, Inc. ("Parent" or "Parent Common Stock") or (ii) continue to hold such IntelCom Shares, the rights of which will be amended such that each share (referred to after the Arrangement as a "Class A Share") will be exchangeable at any time at the option of the holder for one share of Parent Common Stock, and may be automatically exchanged upon the occurrence of certain events. After the effective date of the Arrangement, Parent will own at least 85% of the issued and outstanding Class A Shares, and IntelCom will own 100% of the issued and outstanding shares of common stock, no par value, of IntelCom Group (U.S.A.), Inc. ("ICG"). The terms and conditions of the Arrangement are more fully set forth in the Proxy Statement - Prospectus.

You have asked our opinion as to the fairness of the Arrangement from a financial point of view to the holders of IntelCom Shares.

For purposes of the opinion set forth herein, we have, among other things:

          (i) analyzed certain publicly available financial statements and other information of IntelCom;

          (ii) analyzed certain internal financial statements and other financial and operating data concerning IntelCom prepared by the management of IntelCom;

          (iii) analyzed certain financial projections prepared by the management of IntelCom;

          (iv) discussed the past and current operations and financial conditions and the prospects of IntelCom with the management of IntelCom;

          (v) reviewed the reported prices and trading activity for the IntelCom Shares;


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IntelCom Group Inc.
April 25, 1996
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          (vi)   compared the financial performance of IntelCom and the prices and trading activity of the IntelCom Shares with that of certain other comparable publicly traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          (viii) participated in discussions with the management of IntelCom and their accountants and legal advisors regarding certain legal, tax and accounting issues relating to the Arrangement;

          (ix) discussed with the management of IntelCom their view of the strategic and other benefits expected to result from the Arrangement;

          (x) reviewed certain opinions of Reid & Priest LLP and Stikeman, Elliott regarding certain tax and legal matters in connection with the Arrangement (the "Tax Opinions") as described in the Proxy Statement - Prospectus under the subsections entitled:
                 "United States Federal Income Tax Considerations" and "Canadian Federal Income Tax Considerations," respectively;

          (xi) reviewed the Proxy Statement - Prospectus and certain related documents; and

          (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of IntelCom. We have not made any independent valuation or appraisal of the assets or liabilities of IntelCom, nor have we been furnished with any such appraisals.
In addition, we have relied upon, without independent verification, the assessment by the management of IntelCom of the strategic and other benefits expected to result from the Arrangement. We have assumed that the Arrangement will be consummated in accordance with the terms set forth in the Proxy Statement - Prospectus. We also have relied, without independent verification, upon the representations in the Tax Opinions with respect to certain tax and legal matters in connection with the Arrangement. For purposes of this opinion, we have relied on the fact that the Company is prohibited by restrictions in certain of its outstanding trust indentures from paying or declaring any dividends prior to the year 2006 and IntelCom's long term policy not to declare or pay any cash dividends. In addition, you have advised us that it is the Board's and management's intention not to change such policy over the long term. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We understand that the proposed Arrangement may result in tax consequences for certain of the holders of IntelCom Shares and do not express any opinion or view as to the tax consequences to shareholders of the Arrangement. Consequently, our opinion as to fairness from a financial point of view to the holders of IntelCom Shares does not take into account the tax status or position of any holder of IntelCom Shares. In addition, we express no opinion


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IntelCom Group Inc.
April 25, 1996
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and make no recommendation as to how the holders of IntelCom Shares should vote at the shareholders' meeting held in connection with the proposed Arrangement.

We have acted as financial advisor to the Board of Directors of IntelCom in connection with this transaction and will receive compensation for our services. From time to time, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") provide financial advisory and financing services for IntelCom and have or will receive fees for the rendering of these services, which services have included acting as lead underwriter in connection with ICG's issuance of senior discount notes and exchangeable preferred stock in April 1996. Morgan Stanley together with its affiliate, Princes Gate Investors, L.P. and related investors, currently own approximately 8.2% of the equity of IntelCom on a fully diluted basis, in the form of IntelCom Shares and certain warrants of IntelCom.

It is understood that this letter is for the information of the Board of Directors of IntelCom and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by IntelCom with the U.S. Securities and Exchange Commission or the Canadian courts or securities regulatory authorities with respect to the proposed Arrangement.

Based on and subject to the foregoing, we are of the opinion that, on the date hereof, the Arrangement is fair from a financial point of view to the holders of IntelCom Shares.

                                              Very truly yours,

                                              MORGAN STANLEY & CO. INCORPORATED


                                              By:_______________________________


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